EXHIBIT 10.3

FISERV, INC.

2007 OMNIBUS INCENTIVE PLAN

FORM OF

RESTRICTED STOCK AGREEMENT

(EMPLOYEE)

Employee: [First Name][Last Name]

Grant Date: [Grant Date]

Number of Shares of Restricted Stock Subject to this Agreement: [Number of Shares]

Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of Fiserv, Inc. (the “Company”) has granted you shares of Restricted Stock, the terms and conditions of which are set out below and in the Plan. Any capitalized term used in this Restricted Stock Agreement (this “Agreement”) without definition has the meaning set forth in the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

1.	Date of Award. The Restricted Stock is granted to you on the date set forth above (the “Grant Date”).

2.	Restrictions. Except as otherwise provided herein, you may not sell, transfer, pledge, assign, encumber or otherwise alienate or hypothecate the Restricted Stock until the date of release (each, a “Release Date”) determined as follows: 50% of the shares of Restricted Stock shall be released on the third anniversary of the Grant Date and 50% shall be released on the fourth anniversary of the Grant Date. The Committee, in its sole discretion, may at any time accelerate the Release Date with respect to all or a portion of the Restricted Stock. On the applicable Release Date, the Shares that are released shall be free of the restrictions above and, subject to Section 4, be freely transferable by you.

3.	Escrow. Certificates for shares of Restricted Stock shall be issued in your name as soon as practicable following the Grant Date, but shall be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the Restricted Stock held in escrow and you will give the Company a stock power for such Restricted Stock duly endorsed in blank, which will be used if the Restricted Stock is forfeited in whole or in part. Unless earlier forfeited as provided herein, the certificates for Restricted Stock shall cease to be held in escrow and such certificates shall be delivered to you or, in the event of your death, to your estate, as soon as practicable after the applicable Release Date. You agree that, in lieu of issuing or delivering physical stock certificates to you, the Company may deliver Shares to you electronically.

4.	Confidential Information, Non-competition, and Related Covenants.

(a)	Definitions.

(i)	“Fiserv” means the Company, its direct and indirect subsidiaries, affiliated entities, successors, and assigns.

(ii)	“Confidential Information” means all trade secrets, Innovations (as defined below), confidential or proprietary business information and data, computer software, and database technologies or technological information, formulae, templates, algorithms, designs, process and systems information, processes, intellectual property rights, marketing plans, client lists and specifications, pricing and cost information and any other confidential information of Fiserv or its clients, vendors or subcontractors that relates to the business of Fiserv or to the business of any client, vendor or subcontractor of Fiserv or any other party with whom Fiserv agrees to hold information in confidence, whether patentable, copyrightable or protectable as a trade secret or not, except (A) information that is, at the time of disclosure, in the public domain or that is subsequently published or otherwise becomes part of the public domain through no fault of yours; or (B) information that is disclosed by you under order of law or governmental regulation; provided, however, that you agree to notify Fiserv upon receipt of any request for disclosure as soon as possible prior to any such disclosure so that appropriate safeguards may be maintained.

(iii)	“Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by Fiserv. For purposes of this Section 4, Competing Products or Services as to you are limited to products and/or services with respect to which you participated in the development, planning, testing, sale, marketing or evaluation on behalf of Fiserv during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv, or for which you supervised one or more Fiserv employees, units, divisions or departments in doing so.

(iv)	“Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service.

(v)	“Innovations” means all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that you, either by yourself or jointly with others, create, modify, develop, or implement during the period of your employment with Fiserv that relate in any way to Fiserv’s business.

(vi)	“Moral Rights” means any rights to claim authorship of a work of authorship, to object to or prevent the modification of any such work of authorship, or to withdraw from circulation or control the publication or distribution of any such work of authorship.

(vii)	“Client” means any person, association or entity (A) for which you directly performed services or for which you supervised others in performing services with Fiserv, during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(viii)	“Prospective Client” means any client with which Fiserv was in active business discussions or negotiations at any time during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv, in which you participated or for which you directly performed services or for which you supervised others in performing services with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(b)	During your employment, Fiserv will provide you with Confidential Information relating to Fiserv, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to Fiserv. You agree that all Confidential Information is and shall remain the sole and absolute property of Fiserv. Upon the termination of your employment for any reason, you shall immediately return to Fiserv all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that, without the written consent of the Chief Executive Officer of the Company, or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board:

(i)	You will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of Fiserv, other than in connection with the authorized activities conducted in the course of your employment with Fiserv. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.

(ii)	All Innovations are and shall remain the sole and absolute property of Fiserv. You will provide all assistance requested by Fiserv, at its expense, in the preservation of its interest in any Innovations in any country, and hereby assign and agree to assign to Fiserv all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights in any Innovation. You also assign and agree to assign to Fiserv, or, where applicable, to waive, which waiver shall inure to the benefit of Fiserv and its assigns, all Moral Rights in any Innovation.

(c)

You agree that, without the written consent of the Chief Executive Officer of the Company, or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board, you shall not engage in any of the conduct described in subsections (i) or (ii), below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:

(i)	During the time of your employment with Fiserv, you will not (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv’s; or (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv;

(ii)	For a period of 12 months following the termination of your employment with Fiserv, you will not (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv; (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv during any part of the 24 month period preceding the termination of your employment with Fiserv; or (C) participate voluntarily or provide assistance or information to any person or entity either negotiating with Fiserv involving a Competing Product or Service, or concerning a potential or existing business or legal dispute with Fiserv, including, but not limited to, litigation, except as may be required by law

No provision of these subsections (i) and (ii) shall apply to restrict your conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed or deemed amended to be enforceable and compliant with public policy, in which case the provision will apply as construed or deemed amended.

(d)	You acknowledge and agree that compliance with this Section 4 is necessary to protect the Company, and that a breach of any of this Section 4 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 4, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 4, or to enjoin you from performing services in breach of Section 4(c), during the term of employment and for a period of 12 months following the termination of employment. You hereby agree to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(e)	You further agree that, in the event of your breach of this Section 4, the Company shall also be entitled to recover the value of any amounts previously paid or payable or shares delivered or deliverable to you pursuant to any Fiserv bonus program, this Agreement, and any other Fiserv plan or arrangement pursuant to which you received equity or the right to purchase equity in the Company.

(f)	You agree that the terms of this Agreement shall survive the termination of your employment with the Company.

(g)	YOU HAVE READ THIS SECTION 4 AND AGREE THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREE THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON YOUR ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

5.	Termination of Employment.

(a)	If you cease to be a full-time employee of either the Company or any Subsidiary for any reason, including because the Subsidiary ceases to be a Subsidiary, Restricted Stock will be free of restrictions to the same extent that it was free of restrictions on the date you ceased to be a full-time employee, and the remaining Restricted Stock for which a Release Date has not occurred under Section 2 will be forfeited except as indicated below.

Minimum Age When No Longer a Full-Time Employee	Reason No Longer A Full-Time Employee	Minimum Years of Service	Percentage of Remaining Unreleased Restricted Stock to be Retained for Each Remaining Release Date Under Section 2
Not applicable	Death * or Disability	6 7 8 9 10	20% 40% 60% 80% 100%

55	Retirement	25	100%

62	Retirement	6	20%
		7	40%
		8	60%
		9	80%
		10	100%

65	Retirement	0	100%

All other combinations of minimum age, reason and minimum years of service			0%

*	In the event of death of the employee only, all restrictions in Section 2 on Restricted Stock that was retained in accordance with this table will lapse immediately.

(b)	Notwithstanding the foregoing, if your employment is terminated for Cause, all Restricted Stock for which a Release Date has not occurred under Section 2 prior to such termination shall be forfeited to the Company on the date on which such termination occurs.

(c)	If a Change of Control of the Company occurs, the provisions of Section 17(c) of the Plan shall apply to the Restricted Stock. If the successor or purchaser in the Change of Control has assumed the Company’s obligations with respect to the Restricted Stock or provided a substitute award as contemplated by Section 17(c)(i) of the Plan and, within 12 months following the occurrence of the Change of Control, you are terminated without Cause or you terminate your employment for Good Reason (as hereinafter defined), the Restricted Stock or such substitute award shall become fully vested, and any restrictions thereon shall terminate, and the provisions of Section 4 shall no longer apply, as of the time immediately prior to such termination of employment. For purposes of this Agreement, “Good Reason” means your suffering any of the following events without your consent: (i) significant or material lessening of your responsibilities; (ii) a reduction in your annual base salary or a material reduction in the level of incentive compensation for which you have been eligible during the two years immediately prior to the occurrence of the Change of Control and/or a material adverse change in the conditions governing receipt of such incentive compensation from those that prevailed prior to the occurrence of the Change of Control; or (iii) the Company’s requiring you to be based anywhere other than within 50 miles of your place of employment at the time of the occurrence of the Change of Control, except for reasonably required travel to an extent substantially consistent with your business travel obligations.

(d)	For purposes of this Agreement, an employee of the Company, if also serving as a Director, will not be deemed to have terminated employment for purposes of this Agreement until his or her service as a Director ends.

6.	Certificate Legend. Each certificate for shares of Restricted Stock may bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, AND THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AGREEMENT BETWEEN FISERV, INC. AND THE REGISTERED OWNER HEREOF. A COPY OF SUCH PLAN AND SUCH AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF FISERV, INC.”

When the restrictions imposed by Sections 2 and 4 hereof terminate, you shall be entitled to have the foregoing legend removed from the certificates representing such Restricted Stock.

7.	Voting Rights; Dividends and Other Distributions.

(a)	While the Restricted Stock is subject to restrictions under Section 2 and prior to any forfeiture thereof, you may exercise full voting rights for the Restricted Stock registered in your name and held in escrow hereunder.

(b)	While the Restricted Stock is subject to the restrictions under Section 2 and prior to any forfeiture thereof, you shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock. If any such dividends or distributions are paid in Stock, such Stock shall be subject to the same terms, conditions and restrictions as the Restricted Stock with respect to which they were paid, including the requirement that Restricted Stock be held in escrow pursuant to Section 3 hereof.

(c)	Subject to the provisions of this Agreement, you shall have, with respect to the Restricted Stock, all other rights of a holder of Stock.

8.	Securities Representations. You acknowledge receipt of the Prospectus under the Registration Statement on Form S-8 (Registration No. 333- ) with respect to the Plan filed by the Company with the Securities and Exchange Commission. You understand that if you are an officer, director, 10% shareholder or are otherwise an “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933) of the Company, you may not sell or otherwise dispose of any Shares acquired except pursuant to a registration statement meeting the requirements of the Securities Act of 1933 or an exemption from the registration requirements of such Act. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan and the award of Restricted Stock and the disposition of Shares, including without limitation Federal and state securities and “blue sky” laws.

9.	Tax Representations.

(a)	You represent and warrant that you understand the Federal, state and local income tax consequences of the award of Restricted Stock to you, the lapse of the restrictions on the Restricted Stock, and the subsequent sale or other disposition of any Restricted Stock. In addition, you understand and agree that, when the Restricted Stock is no longer subject to a substantial risk of forfeiture, as defined under Section 83 of the Code (e.g., when you meet the minimum age and years of service criteria under Section 5(a), even though you remain employed), or upon the making of an election under Section 83(b) of the Code you thereby realize gross income (if any) taxable as compensation, the Company will be required to withhold Federal, state and local taxes on the full amount of the compensation income realized by you. Accordingly, you hereby agree to provide the Company with cash funds or Stock (subject to Section 9(b)) equal in value to the Federal, state and local taxes and other amounts required to be withheld by the Company or its Subsidiary in respect of any such compensation income or make other arrangements satisfactory to the Company regarding such payment. All matters with respect to the total amount to be withheld shall be determined by the Committee in its sole discretion.

(b)	If you do not make an election under Section 83(b) of the Code with respect to the Restricted Stock awarded hereunder, you may satisfy the Company’s withholding tax requirements by electing to have the Company withhold for its own account the number of Shares otherwise deliverable to you from escrow hereunder or to deliver to the Company Shares on the date the tax is to be determined, in each case, having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum amount required to be withheld. The election must be made in writing in accordance with such rules and regulations and in such form as the Committee may determine. If the number of shares so determined shall include a fractional share, then you shall deliver cash in lieu of such fractional share.

10.	General Provisions.

(a)	Neither the Plan nor this Agreement confers upon you any right to continue to be employed by the Company or any Subsidiary of the Company or limits in any respect any right of the Company or any Subsidiary of the Company to terminate your employment at any time, without liability.

(b)	This Agreement and the Plan contain the entire agreement between the Company and you relating to the Restricted Stock and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement may only be modified, amended or cancelled as provided in the Plan.

(d)	If any one or more provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)	This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(f)	The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Plan Prospectus is accessible on the Company’s administrative agent’s website in the “forms library” (www.netbenefits.fidelity.com) and a paper copy is available upon request.

(g)	Prior to the applicable Release Date, the Restricted Stock is transferable only by will or the laws of descent and distribution or as otherwise provided in the Plan and this Agreement. In addition, by accepting this award, you agree not to sell any Restricted Stock at a time when applicable Company policies or an agreement between the Company and its underwriters prohibit a sale.

(h)	This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You understand that, under the terms of the Plan and this Agreement, you may forfeit the Restricted Stock in certain circumstances, including, without limitation, if you violate the provisions of Section 4 prior to, or within 12 months after, the Release Date applicable to the Restricted Stock.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by the terms of, this Agreement and the Plan.

Your acceptance of the terms of this Agreement and the Plan through our administrative agent’s website is a condition to your receipt of Shares on the Release Date.